EXHIBIT 4.3


                               FUNDING AGREEMENT


            THIS FUNDING AGREEMENT (this "Agreement"), is made as of September 10, 1998 by and between RMX Industries, Inc., a Delaware corporation (the "Company"), and Main Street Merchant Partners II, L.P., a Delaware limited partnership ("Sponsor").

                             PRELIMINARY STATEMENT

            The Company proposes to acquire a number of companies (each, a "Founding Company") in the ready-mixed concrete and related products industry (the "Proposed Acquisitions") for combinations of cash and common stock of the Company ("Common Stock") prior to any initial underwritten public offering of Common Stock by the Company.

            The Company desires to obtain up to $3,000,000.00 of financing to pay the fees and expenses of its legal counsel and independent public accountants, its organizational expenses and the various other expenses the Company expects to incur up to the time the Proposed Acquisitions close (collectively, the "Expenses"). To the date hereof, Sponsor has paid an aggregate of $45,000.00 of Expenses on behalf of the Company (the "Previously Advanced Amount"), and Sponsor is willing to make that commitment on the terms and subject to the conditions this Agreement hereinafter sets forth.

            NOW, THEREFORE, in consideration of the premises and the mutual agreements this Agreement contains, the parties hereto hereby agree as follows:


                                   ARTICLE I

                                THE COMMITMENT

            Section 1.01 THE ADVANCES. (a) Subject to the terms and conditions of this Agreement, Sponsor will make advances (the "Advances") to the Company from time to time between the date hereof and the Termination Date (as hereinafter defined) up to an aggregate principal amount of $3,000,000.00, including the Previously Advanced Amount. The term "Termination Date" means the earliest of (i) September 30, 1999, (ii) the date on which the Company first effects the acquisition of one or more Founding Companies (the "Closing Date") or (iii) the tenth calendar day after either party to this Agreement receives written notice of termination from the other party hereto (which notice may be given by either party hereto at any time in its sole discretion).

            Section 1.02 THE PROMISSORY NOTE. When the Company executes and delivers this Agreement to Sponsor, the Company also will execute and deliver to Sponsor a Promissory Note

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in the form of Exhibit A hereto (the "Note"). The Note will evidence the
Company's obligation to repay the Previously Advanced Amount and all Advances Sponsor makes pursuant to this Agreement.

            Section 1.03 PROCEDURE FOR ADVANCES. Between the date hereof and the Termination Date, the Company may request an Advance hereunder by delivering to Sponsor a written or oral request for Advance (a "Request for Advance"). A Request for Advance may request that Sponsor make the Advance to the Company or directly to such third parties as the Request for Advance specifies. Any amounts Sponsor pays to third parties pursuant to such a direction in a Request for Advance will be deemed to be made on behalf of the Company and, to the extent those amounts constitute expenses, those amounts will constitute expenses of the Company for all purposes and the Company will be the owner of any and all benefits attributable to those expenses. Within five business days after Sponsor receives any Request for Advance from the Company, Sponsor will notify the Company in writing as to whether or not Sponsor will make the Advance requested thereby and the date by which Sponsor will make the Advance. Notwithstanding any provision hereof to the contrary, Sponsor may decline to make any Advance hereunder for any reason in its sole discretion.

            Section 1.04 REPAYMENT OF THE NOTE. The Note will become due and payable on the Termination Date.

            Section 1.05 INTEREST RATE. The Advances will bear interest at the rate of 6% per annum unless an Event of Default (as defined in Section 5.01) occurs and is continuing. On the occurrence and during the continuance of an Event of Default, the Advances will bear interest at the rate of 10% per annum. Interest on the Note will be computed on the basis of a year of 365 or 366 days, as the case may be, and will be payable on the Termination Date.

                                  ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            The Company represents and warrants to Sponsor that all the following representations this Article II sets forth are as of the date of this Agreement, and will be on each date Sponsor makes an Advance, true and correct:

            Section 2.01 ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to (i) conduct its business as now conducted and as proposed to be conducted, (ii) enter into and perform its obligations under this Agreement and (iii) issue and perform its obligations under the Note.

            Section 2.02 PROPOSED ACQUISITIONS. The Company has provided to Sponsor a copy of each letter of intent it heretofore has entered into with respect to any Proposed Acquisition, if any.

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            Section 2.03 NO LITIGATION. No claims, actions, suits, proceedings or investigations are pending or, to the knowledge of the Company, threatened against the Company. The Company is not subject to any continuing court or administrative order, writ, injunction or decree applicable to it or its assets or operations. No outstanding judgments against the Company exist.

            Section 2.04 NO GOVERNMENTAL APPROVALS. No authorization, approval, consent or order of, or registration, declaration or filing with, any court or governmental body is required by or on behalf of the Company in connection with the Company's execution or performance of this Agreement or the Note. To the Company's knowledge, the Company and its subsidiaries are conducting their respective businesses and operations in compliance with all governmental rules and regulations applicable thereto, including, without limitation, those relating to occupational safety, health and employment practices, and none of them is in violation or default in any material respect under any statute, law, rule, ordinance, judgment, order, decree or other governmental authorization or approval applicable to it, except for any such violation or default that would not result in a material adverse effect on the condition (financial or other), business, properties or results of operations of the Company and its subsidiaries taken as a whole.

                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF SPONSOR

            Sponsor represents and warrants to the Company as follows:

            Section 3.01 AUTHORITY OF SPONSOR. Sponsor has all requisite authority to enter into this Agreement and to perform all the obligations required to be performed by Sponsor under this Agreement.

            Section 3.02 NO GOVERNMENTAL APPROVALS. No authorization, approval, consent or order of, or registration, declaration or filing with, any court or governmental body is required by or on behalf of Sponsor in connection with Sponsor's execution or performance of this Agreement.

                                  ARTICLE IV

                            CONDITIONS TO ADVANCES

            Section 4.01 CONDITIONS. Sponsor will not be obligated to make any Advance unless it has received the Note, duly executed and delivered by the Company and has notified the Company in writing that Sponsor will make the Advance requested in a Request for Advance pursuant to Section 1.03. In addition, Sponsor will not be obligated to make any Advance unless on the applicable date it is to make that Advance (and after giving effect to the requested Advance): (i) all the representations and warranties of the Company in this Agreement are true and correct in all material respects; and (ii) no Default or Event of Default (as defined in Section 5.01) exists.

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                                   ARTICLE V

                      EVENTS OF DEFAULT AND CONSEQUENCES

            Section 5.01 EVENTS OF DEFAULT. For purposes of this Agreement, the occurrence of any one or more of the following events is an "Event of Default" (and the occurrence of an event that, but for the passage of time or the giving of notice or both, would be an Event of Default is a "Default"):

            (i) the failure of the Company to pay any amount due under the Note when it becomes due;

            (ii) the Company (A) voluntarily seeks, consents to or acquiesces in the benefit or benefits of any Debtor Relief Law (as hereinafter defined) or (B) becomes party to (or becomes the subject of) any proceeding any Debtor Relief Law provides, other than as a creditor or claimant, that could suspend or otherwise adversely affect the rights this Agreement and the Note afford Sponsor (or the then current holder of the Note) (unless in the event that proceeding is involuntary, the petition instituting the same is dismissed within 90 days of the filing of same) (as used herein, the term "Debtor Relief Law" means the Bankruptcy Code of the United States of America and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws from time to time in effect affecting the rights of creditors generally); or

            (iii) any material representation or warranty made by the Company herein at any time proves to have been materially incorrect when made.

            Section 5.02 CONSEQUENCES. If an Event of Default Section 5.01(ii) describes exists, Sponsor's commitment to make Advances automatically will terminate and the entire unpaid balance of the Advances automatically will become due and payable without any action of any kind by Sponsor. If any other Event of Default exists, Sponsor may do any one or more of the following: (i) declare the entire unpaid balance of all or any part of the Advances immediately due and payable; (ii) reduce any claim to judgment; and (iii) exercise any and all other legal or equitable rights afforded by this Agreement or the Note or the laws of the State of New York or any other applicable jurisdiction. The Company waives presentment and demand for payment, protest, notice of intention to accelerate, notice of acceleration and notice of protest and nonpayment. No waiver of a Default or an Event of Default by Sponsor will be deemed a waiver of any other then existing or subsequent Default or Event of Default. No delay or omission by Sponsor in exercising any right under this Agreement or the Note will impair that right or be construed as a waiver of that right, nor will any single partial exercise of any right preclude any other or further exercise of that or any other right.

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                                  ARTICLE VI

                                 MISCELLANEOUS

            Section 6.01 REMEDIES NOT EXCLUSIVE. No remedy any provision of this Agreement confers is intended by either party hereto to be exclusive of any other remedy, and each and every remedy will be cumulative and in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies by either party hereto will not constitute a waiver of the right to pursue other available remedies.

            Section 6.02 PARTIES BOUND; ASSIGNMENT. Except as this Agreement otherwise expressly provides, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, administrators, guardians, successors and assigns; and no other person will have any right, benefit or obligation hereunder. The Company may assign its rights and obligations hereunder to any corporation of which it becomes a wholly owned subsidiary, but these rights and obligations are not otherwise assignable without the prior written consent of Sponsor.

            Section 6.03 NOTICES. All notices, reports, records or other communications that are required or permitted to be given to the parties under this Agreement will be sufficient in all respects if given in writing and delivered in person, by telecopy, by overnight courier or by registered or certified mail, postage prepaid, return receipt requested, to the receiving party at the following address:

            If to Sponsor:    Main Street Merchant Partners II, L.P.
                              1360 Post Oak Blvd, Suite 800
                              Houston, Texas 77056
                              Attention: Vincent D. Foster

            If to the Company:RMX Industries, Inc.
                              1360 Post Oak Blvd, Suite 800
                              Houston, Texas 77056
                              Attention: Michael W. Harlan

or to such other address as such party may have given to the other party by notice pursuant to this Section 6.03. Notice will be deemed given on the date of delivery, in the case of personal delivery or telecopy, or on the delivery or refusal date, as specified on the return receipt, in the case of overnight courier or registered or certified mail.

            Section 6.04 GOVERNING LAW. This Agreement will be construed and interpreted, and the rights of the parties hereto will be determined in accordance with, the laws of the State of New York, without regard to any conflicts of law provisions thereof.

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            Section 6.05 ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS. This
Agreement, and the Note constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties. Except as this Agreement sets forth, no warranties, representations or other agreements between the parties exist in connection with the subject matter hereof. No supplement, modification or waiver of any of the provisions of this Agreement will be binding unless it is specifically designated to be a supplement, modification or waiver of this Agreement and is executed in writing by each party to be bound thereby.

            Section 6.06 FURTHER ASSURANCES. From time to time hereafter and without further consideration, each party hereto will execute and deliver such documents and instruments and take such actions as the other party hereto may reasonably request in order to more effectively consummate the transactions this Agreement contemplates or as shall be reasonably necessary or appropriate in connection with the carrying out of the parties' respective obligations hereunder or the purposes of this Agreement.

            Section 6.07 SEVERABILITY. If any one or more of the provisions herein, or the application thereof in any circumstances, is invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions herein will not be in any way impaired thereby, it being intended by the parties hereto that all their respective rights and privileges hereunder will be enforceable to the fullest extent applicable law permits.

            Section 6.08 NO PARTNERSHIP. Nothing in this Agreement creates or is intended by the parties hereto to create any partnership or joint venture between Sponsor and the Company.

            Section 6.09 NO RECOURSE TO OTHERS. No stockholder, director, officer, incorporator, controlling person, employee or agent of the Company will have any liability for (i) any obligations of the Company on the Note or under this Agreement or (ii) any claim based on, in respect of or by reason of those obligations or their creation, and Sponsor, for itself and its successor and assigns and any subsequent holder of the Note, waives and releases all those liabilities.

            Section 6.10 MULTIPLE COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.

            Section 6.11 HEADINGS AND REFERENCES. Headings of Sections are for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. References in this Agreement to "Sections" are to Sections of this Agreement.

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            IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

                                    RMX INDUSTRIES, INC.


                                    By: /S/ MICHAEL W. HARLAN
                                         Michael W. Harlan
                                         Chief Financial Officer

                                    MAIN STREET MERCHANT PARTNERS II, L.P.



                                    By:/s/SAM W. HUMPHREYS
                                          Sam W. Humphreys
                                          Managing Director

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                                                                     EXHIBIT A

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY BE SOLD OR OTHERWISE TRANSFERRED ONLY IF THE HOLDER HEREOF COMPLIES WITH THAT LAW AND OTHER APPLICABLE SECURITIES LAWS.

                                PROMISSORY NOTE

$3,000,000.00                                               September 10, 1998

      FOR VALUE RECEIVED, the undersigned, RMX Industries, Inc., a Delaware corporation ("Maker"), hereby promises to pay to the order of Main Street Merchant Partners II, L.P., a Delaware limited partnership ("Payee"), at such address as Payee specifies in writing to Maker, the principal sum of Three Million United States Dollars (U.S. $3,000,000.00) or, if less, the aggregate principal amount of all Advances (this and certain other terms this Promissory Note (this "Note") uses, but does not define, having the meanings the Funding Agreement referred to below assigns to them) made by Payee to Maker, at the time specified in the Funding Agreement. The Funding Agreement prescribes when the unpaid principal amount hereof will become payable. Maker promises to pay interest on the unpaid principal amount hereof until that principal amount is repaid in full at the rate per annum of 6%; provided, that during the continuation of each Event of Default, if any, that rate per annum will be 10%. When the principal amount of this Note becomes payable, the interest accrued hereon also will become payable; provided, however, that if the principal amount of this Note does not become due and payable on or before the first anniversary of the date of this Note, an installment of interest on this Note will become due and payable on that anniversary. This Note is the Note referred to in, and is entitled to the benefits of, the Funding Agreement dated as of September 10, 1998, by and between Maker and Payee (as supplemented, modified and amended from time to time, the "Funding Agreement"), which Funding Agreement contains among its provisions certain provisions for the acceleration of the maturity of this Note on the happening of certain stated events.

            EXECUTED as of the date set forth above.

                                    RMX INDUSTRIES, INC.


                                    By:___________________________________
                                         Michael W. Harlan
                                         Chief Financial Officer

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